TRANSFER AGENT AND SHAREHOLDER SERVICES AGREEMENT

        THIS AGREEMENT is made as of this 4th day of March, 1993, by and between the CoreFunds, Inc. (the "Fund"), a Maryland corporation, and SEI Financial Management Corporation (the "Transfer Agent" or "SEI"), a Delaware corporation.

        WHEREAS, the Fund is an open-end diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

        WHEREAS, the Transfer Agent is a transfer agent registered under the Securities Exchange Act of 1934; and

        WHEREAS, the Fund desires the Transfer Agent to provide, and the Transfer Agent is willing to provide transfer agent and shareholder servicing services to the Fund's portfolios, including all series thereof, listed in Schedule A which is attached hereto and made a part of this Agreement, and such other portfolios as the Fund and the Transfer Agent may agree on ("Portfolios"), on the terms and conditions hereinafter set forth;

        NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Fund and the Transfer Agent hereby agree as follows:

        ARTICLE 1. Retention of the Transfer Agent. The Fund hereby retains the
                   --------------------------------
Transfer Agent to act as the Transfer Agent and Shareholder Servicing Agent of the Portfolios and to furnish the Portfolios with the transfer agent and shareholder servicing services as set forth below. The Transfer Agent hereby accepts such employment to perform the duties set forth below.

        The Transfer Agent shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way and shall not be deemed an agent of the Fund. All of the Transfer Agent's duties shall be subject always to the objectives, policies and restrictions contained in the Fund's current registration statement under the 1940 Act, to the Fund's Articles of Incorporation and By-Laws, to the provisions of the 1940 Act, and to any other guidelines that may be established by the Fund's Directors and which are furnished to the Transfer Agent by the Fund.

        ARTICLE 2. Transfer Agent Services. The Transfer Agent will act as
                   ------------------------
Transfer Agent for the Portfolios' accounts and, as such, will record in an account (the "Account") the total number of units of beneficial interest ("Shares") of each Portfolio issued and outstanding from time to time and will maintain Share transfer records in which it will note the names and registered addresses of Shareholders, and the number of Shares from time to time owned by each of them. Each Shareholder will be assigned one or more account numbers.

        The Transfer Agent is authorized to set up accounts for shareholders and record transactions in the accounts on the basis of instructions received from Shareholders when accompanied by remittance in an appropriate amount and form as provided in the Fund's then current prospectus. The Fund will not issue certificates representing its Shares. Whenever Shares are purchased or issued, the Transfer Agent shall credit the Account with the Shares issued, and credit the proper number of Shares to the appropriate Shareholder.

        Likewise, whenever the Transfer Agent has occasion to redeem Shares owned by a Shareholder, the Fund authorizes the Transfer Agent to process the transaction by making appropriate entries in its Share transfer records and debiting the Account.

        The Transfer Agent shall credit each Shareholder's account with the number of units purchased according to the price of the Shares in effect for such purchases determined in the manner set forth in the Fund's then current prospectus. The Transfer Agent shall process each order for the redemption of Shares from or on behalf of a Shareholder, and shall cause cash proceeds to be paid as set forth in the Fund's then current prospectus.

        The requirements as to instruments of transfer and other documentation, the applicable redemption price and the time of payment shall be as provided for in the then current prospectus, subject to such supplemental requirements consistent with such prospectus as may be established by mutual agreement between the Fund and the Transfer Agent.

        If the Transfer Agent or the Fund's Distributor determines that a request for redemption does not comply with the requirements for redemption, the Transfer Agent shall promptly so notify the Shareholder, together with the reason therefor, and shall effect such redemption at the price next determined after receipt of documents complying with said standards.

        On each day that the Fund's Custodian and the New York Stock Exchange are open for business ("Business Day"), the Transfer Agent shall notify the Custodian of the amount of cash or other assets required to meet payments made pursuant to the provisions of this Article 2, and the Fund shall instruct the Custodian to make available from time to time sufficient funds or other assets therefor.

        The authority of the Transfer Agent to perform its responsibilities as to purchases and redemptions shall be suspended upon receipt by it of notification from the Securities and Exchange Commission or the Directors of the suspension of the determination of the Fund's net asset value.

        In registering transfers, the Transfer Agent may rely upon the opinion of counsel in not requiring complete documentation, in registering transfers without inquiry into adverse claims, in delaying registration for purposes of such inquiry, or in refusing registration where in its judgment an adverse claim requires such refusal.

        The Fund warrants that it has or shall deliver to the Transfer Agent, as transfer agent:

        (a) a copy of the Articles of Incorporation of the Fund, incorporating all amendments thereto, certified by the Secretary or Assistant Secretary of the Fund;

        (b) an opinion of counsel to the Fund with respect to (i) the legality and continuing existence of the Fund, (ii) the legality of its outstanding Shares of beneficial interest, and (iii) the number of Shares authorized for issuance and stating that upon issuance they will be validly issued and non-assessable; and

        (c) the Fund's Secretary's or Assistant Secretary's certificate as to the authorized outstanding Shares of the Fund, its address to which notices may be sent, the names and specimen signatures of its officers who are authorized to sign instructions or requests to the Transfer Agent on behalf of the Fund, and the name and address of legal counsel to the Fund. In the event of any future amendment or change in respect of any of the foregoing, prompt written notification of such change shall be given by the Fund to the Transfer Agent, together with copies of all relevant resolutions, instruments or other documents, specimen signatures, certificates, opinions or the like as the Transfer Agent may deem necessary or appropriate.

        ARTICLE 3. Dividend Disbursing Agent. The Transfer Agent shall act as
                   --------------------------
Dividend Disbursing Agent for the Fund's accounts and, as such, in accordance with the provisions of the Fund's Articles of Incorporation and then current prospectus, shall prepare and wire or credit income and capital gains distributions to Shareholders (or instruct the Custodian to do so) after deducting any amount required to be withheld by any applicable tax laws, rules and regulations or other applicable rules or regulations.

        The Fund agrees that it shall promptly inform the Transfer Agent of the declaration of any dividend or distribution on its Shares, and that on or before the payment date of a distribution, it shall instruct the Custodian to make available, at the instruction of the Dividend Disbursing Agent, sufficient funds for the cash amount to be paid out. If a Shareholder is entitled to receive additional Shares by virtue of any such distribution or dividend, appropriate credits will be made to the Shareholder's account.

        In accordance with the prospectuses of the Portfolios and such procedures as mutually agreed upon by the Fund, the Transfer Agent and the Custodian, the Transfer Agent shall (a) arrange for issuance of shares obtained through the Right of Accumulation, if any, and (b) arrange for the exchange of shares for shares of such other funds as may be designated by the Fund.

        ARTICLE 4. Other Services. The Transfer Agent will perform other
                   ---------------
services for the Fund as agreed from time to time, including, but not limited to, preparation and mailing of appropriate federal income tax forms and returns to the Internal Revenue Service, other appropriate taxing authorities and Shareholders as the Fund is so required to prepare, file or mail by applicable laws, rules and regulations; mailing the annual reports of the Fund to the Shareholders; preparing an annual list of Shareholders; furnishing the Fund with such reports regarding the sale and redemption of Shares as may be required in order to comply with federal and state securities law; and mailing notices of Shareholders' meetings, proxies and proxy statements to the Shareholders, for all of which the Fund will pay the Transfer Agent's out-of-pocket expenses. In addition, the Transfer Agent shall make reports to the Fund's Directors concerning the performance of its obligations hereunder.

        ARTICLE 5. Compensation of the Transfer Agent.
                   -----------------------------------

        (A) Transfer Agent. For the services to be rendered, the facilities
            ---------------
            furnished and the expenses assumed by the Transfer Agent pursuant to this Agreement, the Fund shall pay to the Transfer Agent compensation at the rate specified in Schedule B which is attached hereto and made a part of this Agreement. Such compensation shall be accrued daily, and paid to the Transfer Agent monthly.

            If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the Transfer Agent's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Transfer Agent's compensation for the preceding month shall be made promptly.

        (B) Survival of Compensation Rights. All rights of compensation under
            --------------------------------
            this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

        ARTICLE 6. Limitation of Liability of the Transfer Agent. The duties of
                   ---------------------------------------------
the Transfer Agent shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Transfer Agent hereunder. The

Transfer Agent shall not be liable for any error of judgment or mistake of law or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable state law which cannot be waived or modified hereby. (As used in this Article 6, the term "Transfer Agent" shall include directors, officers, employees, sub-contractors and other corporate agents of the Transfer Agent as well as that corporation itself.)

        So long as the Transfer Agent does not violate the standard of care set forth herein, the Fund assumes full responsibility and shall indemnify the Transfer Agent and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses and attorney's fees) arising directly or indirectly out of said administration, transfer agency, and dividend disbursing relationships to the Fund or any other service rendered to the Fund hereunder. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

        The rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case the Fund may be asked to indemnify or hold the Transfer Agent harmless, the Fund shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Transfer Agent will use all reasonable care to identify and notify the Fund promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Fund, but failure to do so in good faith shall not affect the rights hereunder.

        The Transfer Agent may apply to the Fund at any time for instructions and may consult counsel for the Fund or its own counsel and with accountants and other experts with respect to any matter arising in connection with the Transfer Agent's duties, and the Transfer Agent shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.

        ARTICLE 7. Activities of the Transfer Agent. The services of the
                   ---------------------------------
Transfer Agent rendered to the Fund are not to be deemed to be exclusive. The Transfer Agent is free to render such services to others and to have other businesses and interests. It is understood that Directors, officers, employees and Shareholders of the Fund are or may be or become interested in the Transfer Agent, as directors, officers, employees and shareholders or otherwise and that directors, officers, employees and shareholders of the Transfer Agent and its counsel are or may be or become similarly interested in the Fund, and that the Transfer Agent may be or become interested in the Fund as a Shareholder or otherwise.

        ARTICLE 8. Term of this Agreement. This Agreement shall remain in effect
                   -----------------------
until October 30, 1995 and shall continue in effect for successive periods of three years subject to review at least annually by the Directors of the Fund. SEI reserves the right to terminate this Agreement if the Administration Agreement between the Fund and SEI is terminated for any reason. Upon termination of this Agreement all out-of-pocket expenses associated with the movement of records and material will be borne by the Fund.

        This Agreement shall not be assignable by either party without the written consent of the other party.

        ARTICLE 9. Amendments. This Agreement may be amended by the parties
                   -----------
hereto only if such amendment is specifically approved (i) by the vote of a majority of the Directors of the Fund, and (ii) by the vote of a majority of the Directors of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a Board of Directors meeting called for the purpose of voting on such approval.

        For special cases, the parties hereto may amend such procedures set forth herein as may be appropriate or practical under the circumstances, and the Transfer Agent may conclusively assume that any special procedure which has been approved by the Fund does not conflict with or violate any requirements of its Articles of Incorporation, By-Laws or prospectus, or any rule, regulation or requirement of any regulatory body.

        ARTICLE 10. Certain Records. The Transfer Agent shall maintain customary
                    ----------------
records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Transfer Agent on behalf of the Fund shall be prepared and maintained at the expense of the Transfer Agent, but shall be the property of the Fund and will be made available to or surrendered promptly to the Fund on request.

        In case of any request or demand for the inspection of such records by another party, the Transfer Agent shall notify the Fund and follow the Fund's instructions as to permitting or refusing such inspection; provided that the Transfer Agent may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Fund has agreed to indemnify the Transfer Agent against such liability.

        ARTICLE 11. Definitions of Certain Terms. The terms "interested person"
                    -----------------------------
and "affiliated person", when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

        ARTICLE 12. Notice. Any notice required or permitted to be given by
                    -------
either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Fund, at 680 East Swedesford Road, Wayne, PA, and if to the Transfer Agent at 680 East Swedesford Road, Wayne, PA.

        ARTICLE 13. Governing Law. This Agreement shall be construed in
                    --------------
accordance with the laws of the state of Maryland and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the state of Maryland, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

        ARTICLE 14. Multiple Originals. This Agreement may be executed in two or
                    -------------------
more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                                       COREFUNDS, INC.

                                       By: /s/ SANDI K. ORLOW
                                          -------------------------------------
                                           Sandi K. Orlow


                                       SEI FINANCIAL MANAGEMENT CORPORATION

                                       By: /s/ WAYNE M. WITHROW
                                          -------------------------------------
                                           Wayne M. Withrow

                                   SCHEDULE A
                     TO THE TRANSFER AGENT AND SHAREHOLDER
                     SERVICES AGREEMENT DATED MARCH 4, 1993
                                    BETWEEN
                                COREFUNDS, INC.
                                      AND
                      SEI FINANCIAL MANAGEMENT CORPORATION

Pursuant to the Preamble, the Transfer Agent shall provide services to the following Portfolios:

              Treasury Reserve
              Cash Reserve
              Tax Free Reserve
              Growth Equity
              Value Equity
              International Growth
              Balanced
              Government Income
              Intermediate Bond
              Intermediate-Term Municipal
              Equity Index

                                   SCHEDULE B

                     TO THE TRANSFER AGENT AND SHAREHOLDER
                     SERVICES AGREEMENT DATED MARCH 4, 1993
                                    BETWEEN
                                COREFUNDS, INC.
                                      AND
                      SEI FINANCIAL MANAGEMENT CORPORATION

Pursuant to Article 6, Section A, the Fund shall pay the Transfer Agent compensation as follows:

the greater of -

$30,000 per portfolio per year  or
                                --


$20.00 per money market account per year and $15.00 per nonmoney market account per year
$ 2.00 per closed account

       plus out-of-pocket costs, including, but not limited to: forms, stationery, postage, toll-free lines, voice response system, microfilm, microfiche, offsite storage, checkwriting books, terminals, proxy solicitation and mailing, and any expenses incurred at the request of the Company such as custom programming.

                               PURCHASE AGREEMENT

        Red Oak Cash Reserve Fund, Inc. (the "Fund"), a Maryland corporation, and Fairfield Group, Inc. ("Fairfield"), a Pennsylvania corporation, hereby agree with each other as follows:

        1. The Fund hereby offers Fairfield and Fairfield hereby purchases 100,000 shares of Class A Common Stock (par value $.001 per share) of the Fund (the "Shares") at a price of $1.00 per Share. Fairfield hereby acknowledges receipt of one certificate representing the Shares, and the Fund hereby acknowledges receipt from Fairfield of funds in the amount of $100,000 in full payment for the Shares.

        2. Fairfield represents and warrants to the Fund that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

        3. Fairfield agrees that in the event any of the Shares are redeemed by it or any other person during the period the expenses of organizing the Fund are being amortized, the proceeds of said redemption payable by the Fund shall be reduced by a pro rata portion of any organizational expenses that remain unamortized at the time of redemption in the same proportion as the number of Shares being redeemed bears to the number of Shares outstanding at the time of redemption. If for any reason, because of the transfer of the Shares to a third party or otherwise, the proceeds of any such redemption paid by the Fund are not so reduced, Fairfield shall re-pay to the Fund an amount equal to the amount of the reduction that would have resulted had the foregoing formula been applied with respect to the Shares that were redeemed.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 24th day of July, 1985.

(SEAL)

Attest:                                RED OAK CASH RESERVE FUND, INC.

/s/                                    By: /s/
----------------------------------        -------------------------------------
Secretary                                                       , President



(SEAL)

Attest:                                FAIRFIELD GROUP, INC.

/s/                                    By: /s/
----------------------------------        -------------------------------------
Ass't Secretary